                                  SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 1 OF 14 PAGES


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*

                         Questcor Pharmaceuticals, Inc.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    232808105
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO. 232808105                                           PAGE 2 OF 14 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Delta Opportunity Fund, Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A) [ ]
                                                            (B) [ ] (See Item 6)
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   -0-
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       1,012,546 shares of Common Stock (See Item 4(a))
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          -0-
    WITH:      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   1,012,546 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,012,546 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.9% (See Item 4(a))
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 232808105                                           PAGE 3 OF 14 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Delta Opportunity Fund (Institutional), LLC
     13-4040413
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A) [ ]
                                                            (B) [ ] (See Item 6)
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   -0-
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       733,223 shares of Common Stock (See Item 4(a))
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          -0-
    WITH:      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   733,223 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     733,223 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                       [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.4% (See Item 4(a))
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 232808105                                           PAGE 4 OF 14 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Arthur G. Altschul, Jr.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A) [ ]
                                                            (B) [ ] (See Item 6)
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   -0-
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       1,745,769 shares of Common Stock (See Item 4(a))
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          -0-
    WITH:      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   1,745,769 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,745,769 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.2% (See Item 4(a))
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 232808105                                           PAGE 5 OF 14 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Reinaldo M. Diaz
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A) [ ]
                                                            (B) [ ] (See Item 6)
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   -0-
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       1,745,769 shares of Common Stock (See Item 4(a))
  OWNED BY     -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          -0-
    WITH:      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   1,745,769 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,745,769 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.2% (See Item 4(a))
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 232808105                                           PAGE 6 OF 14 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Diaz & Altschul Advisors, LLC
     13-3940170
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (A)[ ]
                                                             (B)[ ] (See Item 6)
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   -0-
               -----------------------------------------------------------------
  NUMBER OF    6   SHARED VOTING POWER
   SHARES
BENEFICIALLY       1,745,769 shares of Common Stock (See Item 4(a))
  OWNED BY     -----------------------------------------------------------------
    EACH       7  SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          -0-
    WITH:      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   1,745,769 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,745,769 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.2% (See Item 4(a))
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 232808105                                           PAGE 7 OF 14 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Diaz & Altschul Management, LLC
     06-1502204
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (A)[ ]
                                                                          (B)[ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

                   -0-
               -----------------------------------------------------------------
   NUMBER OF   6   SHARED VOTING POWER
    SHARES
 BENEFICIALLY      733,223 shares of Common Stock (See Item 4(a))
   OWNED BY    -----------------------------------------------------------------
     EACH      7   SOLE DISPOSITIVE POWER
   REPORTING
    PERSON         -0-
     WITH:     -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER

                   733,223 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     733,223 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.4% (See Item 4(a))
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 232808105                                           PAGE 8 OF 14 PAGES


Item 1(a).   Name of Issuer:

             Questcor Pharmaceuticals, Inc. (the "Issuer")

Item 1(b).   Address of Issuer's Principal Executive Offices:

             3260 Whipple Road
             Union City, California  94587

Item 2(a).   Names of Persons Filing:

             Delta Opportunity Fund, Ltd. ("Delta")
             Delta Opportunity Fund (Institutional), LLC
             ("Institutional")
             Arthur G. Altschul, Jr. ("Altschul")
             Reinaldo M. Diaz ("Diaz")
             Diaz & Altschul Advisors, LLC ("Advisors")
             Diaz & Altschul Management, LLC ("Management")

Item 2(b).   Address of Principal Business Office:

             Delta - c/o SEI Investments, Styne House, Upper Hatch Street Dublin 2, Ireland
             Institutional - 122 East 42nd Street, Suite 2500,
             New York, New York 10168
             Altschul - 122 East 42nd Street, Suite 2500,
             New York, New York 10168
             Diaz - 122 East 42nd Street, Suite 2500,
             New York, New York 10168
             Advisors - 122 East 42nd Street, Suite 2500,
             New York, New York 10168
             Management - 122 East 42nd Street, Suite 2500,
             New York, New York 10168

Item 2(c).   Place of Organization or Citizenship:

             Delta - British Virgin Islands
             Institutional - Delaware
             Altschul - United States of America
             Diaz - United States of America
             Advisors - New York
             Management - Delaware

Item 2(d).   Title of Class of Securities:

             Common Stock, no par value per share, of the Issuer (the "Common Stock")

Item 2(e).   CUSIP Number:

             232808105

Item 3.      This Schedule is filed pursuant to Rule 13d-1(c) by
             Altschul, Diaz, Delta, Institutional, Advisors and
             Management.

                                  SCHEDULE 13G

CUSIP NO. 232808105                                           PAGE 9 OF 14 PAGES


Item 4.      Ownership:

             (a)  Amount Beneficially Owned:

                  Altschul: 1,745,769 shares*
                  Diaz: 1,745,769 shares*
                  Delta: 1,012,546 shares*
                  Institutional: 733,223 shares*
                  Advisors: 1,745,769 shares*
                  Management: 733,223 shares*

             (b)  Percent of Class:

                  Altschul: 3.2%
                  Diaz: 3.2%
                  Delta: 1.9%
                  Institutional: 1.4%
                  Advisors: 3.2%
                  Management: 1.4%

                  (Based on 52,880,502 shares of Common Stock outstanding, as of November 7, 2005, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.)

             (c)  Number of Shares as to which the Person has:

                  Altschul, Diaz and Advisors:

                  (i)  sole power to vote or to direct the vote

                                       -0-

                  (ii) shared power to vote or to direct the vote:

                       1,745,769 shares of Common Stock*

                  (iii) sole power to dispose or to direct the disposition of

                                       -0-

                  (iv) shared power to dispose or to direct the disposition of

                       1,745,769 shares of Common Stock*

                  Delta:

                  (i)  sole power to vote or to direct the vote

                                       -0-

                  (ii) shared power to vote or to direct the vote:

                                  SCHEDULE 13G

CUSIP NO. 232808105                                          PAGE 10 OF 14 PAGES


                        1,012,546 shares of Common Stock*

                  (iii) sole power to dispose or to direct the disposition of

                                       -0-

                  (iv) shared power to dispose or to direct the disposition of

                       1,012,546 shares of Common Stock*

                  Institutional and Management:

                  (i)  sole power to vote or to direct the vote

                                       -0-

                  (ii) shared power to vote or to direct the vote:

                       733,223 shares of Common Stock*

                  (iii) sole power to dispose or to direct the disposition of

                                       -0-

                  (iv) shared power to dispose or to direct the disposition of

                       733,223 shares of Common Stock*

*    All beneficial ownership amounts are shown as of January 4, 2006.

Advisors serves as investment advisor to Delta and Institutional. By reason of such relationships, Advisors may be deemed to share voting and dispositive power over the shares of Common Stock owned by Delta and Institutional. Advisors disclaims beneficial ownership of such shares of Common Stock.

Management serves as investment manager to and managing member of Institutional. By reason of such relationships, Management may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Institutional. Management disclaims beneficial ownership of such shares of Common Stock.

Altschul is a member of the parent company of Advisors and is a member of Management. By reason of such relationships, Altschul may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Advisors and Management. Altschul disclaims beneficial ownership of such shares of Common Stock listed as beneficially owned by Advisors and Management.

Diaz is a member of the parent company of Advisors and is a member of Management. By reason of such relationships, Diaz may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Advisors and Management. Diaz disclaims beneficial

                                  SCHEDULE 13G

CUSIP NO. 232808105                                          PAGE 11 OF 14 PAGES


ownership of such shares of Common Stock listed as beneficially owned by Advisors and Management.

The shares of Common Stock reported as beneficially owned are held by Delta and Institutional. Altschul, Diaz, Advisors and Management disclaim beneficial ownership of such shares of Common Stock. Delta and Institutional each disclaims beneficial ownership of shares of Common Stock reported on this Schedule as beneficially owned by any other person identified on this Schedule.

Certain of the shares of Common Stock reported as beneficially owned by Altschul, Diaz, Delta, Institutional, Advisors and Management are shares of Common Stock which each such person has the right to acquire upon exercise of warrants (the "Warrants") to purchase shares of Common Stock as follows:

Altschul, Diaz, and Advisors: 1,189,969
Delta: 690,182 shares
Institutional and Management: 499,787 shares

Item 5.      Ownership of Five Percent or Less of a Class:

             If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons ceased to be the beneficial owner of more than five percent of the
             class of securities, check the following   [X]

Item 6.      Ownership of More Than Five Percent on Behalf of Another
             Person:

             Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

             Not applicable

Item 8.      Identification and Classification of Members of the Group:

             Not applicable

Item 9.      Notice of Dissolution of Group:

             Not applicable

Item 10.     Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

CUSIP NO. 232808105                                          PAGE 12 OF 14 PAGES


Exhibits:

     Exhibit I: Joint Filing Agreement, dated as of January 28, 2003, by and among Altschul, Diaz, Delta, Institutional, Advisors and Management (incorporated herein by reference to the exhibit with the same number filed with Schedule 13G filed by the persons reporting on this Amendment No. 3).

                                  SCHEDULE 13G

CUSIP NO. 232808105                                          PAGE 13 OF 14 PAGES


                                    SIGNATURE

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated as of February 13, 2006

                                        DELTA OPPORTUNITY FUND, LTD.

                                        By: DIAZ & ALTSCHUL ADVISORS, LLC,
                                            as Investment Advisor


                                        By: /s/ Robert Lewis
                                            ------------------------------------
                                            Robert Lewis
                                            Chief Financial Officer


                                        DELTA OPPORTUNITY FUND (INSTITUTIONAL),
                                        LLC

                                        By: DIAZ & ALTSCHUL MANAGEMENT, LLC,
                                            as Managing Member


                                        By: /s/ Robert Lewis
                                            ------------------------------------
                                            Robert Lewis
                                            Chief Financial Officer


                                        /s/ Arthur G. Altschul, Jr.
                                        ----------------------------------------
                                        Arthur G. Altschul, Jr.


                                        /s/ Reinaldo M. Diaz
                                        ----------------------------------------
                                        Reinaldo M. Diaz


                                        DIAZ & ALTSCHUL ADVISORS, LLC

                                        By: DIAZ & ALTSCHUL CAPITAL MANAGEMENT,
                                            LLC, as Managing Member


                                        By: /s/ Robert Lewis
                                            ------------------------------------
                                            Robert Lewis
                                            Chief Financial Officer

                                  SCHEDULE 13G

CUSIP NO. 232808105                                          PAGE 14 OF 14 PAGES


                                        DIAZ & ALTSCHUL MANAGEMENT, LLC


                                        By: /s/ Robert Lewis
                                            ------------------------------------
                                            Robert Lewis
                                            Chief Financial Officer